Exhibit 99.(l)

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Post-Effective Amendment to the Registration Statement No. 333-282283 on Form N-4 of our report dated March 17, 2025 related to the statutory-basis financial statements of Pacific Life Insurance Company as of December 31, 2024 and 2023, and for each of the three years in the period ended December 31, 2024, incorporated by reference in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the heading "Independent Auditors" in the Statement of Additional Information, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California

April 25, 2025